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                                                                  Exhibit 1.1(A)

                    Everen Unit Investment Trust Series 38
                      U.S. Treasury Portfolio, Series 16

                                TRUST AGREEMENT

     This Trust Agreement dated as of October 5, 1995 between Everen Unit Investment Trusts, a service of Everen Securities, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Kemper Government Securities Trust, Standard Terms and Conditions of Trust, Effective February 14, 1989" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.

                               WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    Part I

                    STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    Part II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

          A. The Securities deposited in each Trust pursuant to Section 2.01 of this Trust Agreement are set forth in the Schedules hereto.

          B. The aggregate number of Units outstanding for and the initial fractional undivided interest in and ownership of U.S. Treasury Portfolio, Series 16 on the Initial Date of Deposit is that amount set forth in the section captioned "Essential Information" in the final Prospectus of the Trust (the
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     "Prospectus") contained in Amendment No. 1 to the Trust's Registration
     Statement (Registration No. 33-62735) as filed with the Securities and Exchange Commission on October 5, 1995. Documents representing this number of Units for each Trust are being delivered by the Trustee to the Depositor pursuant to Section 2.03 of this Trust Agreement.

          C. The Percentage Ratios required to be set forth by Section 1.02 of this Trust Agreement are those amounts reflected under "The U.S. Treasury Portfolio Series - Portfolio" in the Prospectus.

          D. Distribution Dates for the U.S. Treasury Portfolio Series shall mean the "Distribution Dates" set forth under "Unitholders--Distributions to Unitholders" in the Prospectus, commencing with that "Distribution Date" set forth in the footnotes to the section captioned "Essential Information" in the Prospectus.

          E. Record Dates for each U.S. Treasury Portfolio Series shall mean the "Record Dates" set forth under "Unitholders - Distributions to Unitholders" of the Prospectus, commencing with that "Record Date" set forth in the footnotes to the section captioned "Essential Information" in the Prospectus.

          F. The Discretionary Liquidation Amount for the Trust shall be forty per centum (40%) of the face value of the Securities deposited in each Trust pursuant to Section 2.01 of this Trust Agreement.

          G. The Mandatory Termination Date for the Trust shall be the "Mandatory Termination Date" set forth under the section captioned "Essential Information" set forth in the Prospectus.

          H. The Evaluator's compensation as referred to in Section 4.03 of this Trust Agreement shall be an annual fee of 0.10 per $1,000 principal amount of Securities for the U.S. Treasury Portfolio Series payable monthly.

          I. The Trustee's Compensation Rate pursuant to Section 6.04 of this Trust Agreement shall be for the U.S. Treasury Portfolio Series that annual fee set forth under the section captioned "Essential Information" in the Prospectus; however, in no event shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation. Notwithstanding anything to the contrary in Section 8.05, the Trustees fee may be periodically adjusted in response to fluctuations in short-term interest rates (reflecting the cost to the Trustee of advancing funds to the Trust to meet scheduled distributions).

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          J. The Initial Date of Deposit for each Trust shall mean the "Initial
     Date of Deposit" set forth under the section captioned "Essential Information" in the Prospectus.

          K. The minimum principal amount of any Securities to be sold by the Trustee pursuant to Section 5.02(d) of this Trust Agreement for the redemption of Units shall be $25,000.

          L. The U.S. Treasury Portfolio Series has not elected to be treated as Regulated Investment Companies under the Internal Revenue Code.

          M. The Depositor's surveillance fee referred to in Section 3.17 of this Trust Agreement shall be an annual fee of $.10 per $1,000 principal amount of Securities for the U.S. Treasury Portfolio Series.

          N. The following sentence shall appear as the last sentence of Section 6.06(a):

          "In addition, the Depositor may at any time remove the Trustee, with or without cause, and appoint a successor trustee having qualifications and at a rate of compensation satisfactory to the Depositor."

          O. Notwithstanding anything to the contrary in Section 3.05 of this Trust Agreement, if the balance of the Principal Account on any Record Date is less than $.01 per Unit of the Trust Fund outstanding on such Record Date, no distribution from the Principal Account need be made. Notwithstanding the preceding sentence, a distribution of the balance of the Principal Account, after any deductions set forth in Section 3.05, shall be made no less than annually.

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     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed.


                                        EVEREN UNIT INVESTMENT TRUSTS,
                                        A service of Everen Securities, Inc.,
                                          Depositor



                                        By     Robert K. Burke
                                           ------------------------------------
                                            Senior Vice President



                                        INVESTORS FIDUCIARY TRUST
                                          COMPANY, Trustee



                                        By      Ron Puett
                                           ------------------------------------
                                            Operations Officer
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                          SCHEDULE TO TRUST AGREEMENT

                        Securities Initially Deposited
                    Everen Unit Investment Trusts Series 38
                      U.S. Treasury Portfolio, Series 16

     (Note: Incorporated herein and made a part hereof for the Fund is the "The U.S. Treasury Portfolio Series - Portfolio" for the Trust as set forth in the Prospectus.)